U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): October 23, 2002

AVANI INTERNATIONAL GROUP INC.

 (Name of Small Business Issuer in its charter)

 Nevada                 000-23319                      88-0367866

(State of           Commission File No.        (I.R.S. Employer

Incorporation)                                 I.D. Number)

#328-17 Fawcett Road, Coquitlam, B.C. (Canada)    V3K 6V2

 (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number 604-525-2386.

Item 2. Acquisition or Disposition of Assets.

On October 23, 2002,  the Company, together with its wholly owned subsidiary, Avani Oxygen Water Corp. enter into a Sale and Purchase Agreement with Avani O2 Water Sdn. Bhd. (“Purchaser”) (“Agreement of Sale”).  Pursuant to the Agreement of Sale, the Company has agreed to sell all of the assets of its subsidiary consisting of its plant and equipment to the Purchaser for a total consideration of $1,650,000 Canadian Dollars (CDN) (or $1,053,525 USD) at current exchange rates). In addition, the Purchaser is responsible for the payment of all transfer taxes. The total purchase price is payable in 24 monthly instalments of $70,620.00 CDN (or $45,090.87 USD at current exchange rates) commencing October 1, 2002 to and continuing on the first date of each month to end including September 1, 2004; and a final payment of $220,686.00 CDN (or $140,908 USD at current exchange rates) on October 1, 2004. Interest accrues on the unpaid balance at the rate of 8% per annum calculated annually, shall be charged and payable by the Purchaser on October 1, 2004.

Upon the receipt of first instalment, the Company will execute transfer of the Lands in registrable form and deliver same to an escrow agent to be held in trust pursuant to the terms of an escrow agreement entered into by the parties. The documents will be held in escrow pending the payment of the full purchase price. Upon payment of the full purchase price, the documents will be released to the Purchaser. The sale price has been allocated as follows; $650,000 CDN for equipment and $1,000,000 CDN for land and buildings. The transaction is subject to certain customary conditions including the approval of the board of directors and shareholders of the Company. The transaction was approved by the Board of Directors on October 23, 2002. The transaction was approved by a majority of shareholders on November 5, 2002.

As previously disclosed, in February 2000, the Company entered into an agreement with the Purchaser, pursuant to which the Purchaser received, among other rights, the exclusive right and license to construct manufacturing facilities, and to produce and sell the Company’s proprietary water product worldwide, subject to certain conditions of the agreement. The rights granted excluded Canada and worldwide sales from the Company’s Vancouver operations. Under the agreement, the Purchaser was required to pay the Company a licensing fee of $500,000 for each manufacturing facility constructed, and the Company was to receive a 2% gross royalty, and 20% of the after tax net profits realized by the operations of the Purchaser. In addition, the Purchaser would be required to purchase certain equipment relating to the oxygen enrichment technology at a price to be negotiated by the parties. The term of the agreement was 30 years. The agreement was amended by the parties on September 5, 2001, and further amended on January 15, 2002. The agreement, as amended, is summarized as follows; (i) the $500,000 licensing fee to be paid to the Company has been waived, (ii) the Purchaser is not required to purchase the equipment relating to the technology, rather the Company will allow the Purchaser to use the equipment valued at $297,000 for the manufacture and production of the water product, (iii) the Company will provide the design and layout of the bottling plant, and will assist the Purchaser in installing and commissioning the equipment, (iv) the Company will receive a 2% gross royalty and 30% of the after tax profits generated by the contributed bottling equipment, and (v) other than Canada, the licensee will have the first right of refusal of the exclusive worldwide rights and licenses to the Company’s oxygen enrichment technology.

The Company’s majority shareholder, Chin Yen Ong, who has given his written approval to the transaction, also is a director of and a 30% shareholder of Purchaser. Mr. Ong is the nephew of Mr. Robert Wang, a director and president of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avani International Group, Inc.

November 14, 2002

/s/ Dennis Robinson

Dennis Robinson

Treasurer and

Chief Accounting Officer

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